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                                                                          EXHIBIT 11
                                                                          ----------


                   TEXAS INSTRUMENTS INCORPORATED AND SUBSIDIARIES
      PRIMARY AND FULLY DILUTED EARNINGS PER COMMON AND COMMON EQUIVALENT SHARE
                      (In thousands, except per-share amounts.)


                                                             For Three Months Ended
                                                             ----------------------
                                                                Mar 31      Mar 31
                                                                 1997        1996
                                                               --------    --------
Income from continuing operations............................  $102,030    $132,000
  Add:
    Interest, net of tax and profit sharing effect, on
      convertible debentures assumed converted...............       454         345
                                                               --------    --------
Adjusted income from continuing operations...................   102,484     132,345
Income from discontinued operations..........................    27,315      31,236
                                                               --------    --------
Adjusted net income..........................................  $129,799    $163,581
                                                               ========    ========


Earnings per Common and Common Equivalent Share:
Weighted average common shares outstanding...................   190,698     189,441
  Weighted average common equivalent shares:
    Stock option and compensation plans......................     3,995       2,225
    Convertible debentures...................................     2,492       2,493
                                                               --------    --------
Weighted average common and common equivalent shares.........   197,185     194,159
                                                               ========    ========


Earnings per Common and Common Equivalent Share:
  Income from continuing operations..........................  $   0.52    $   0.68
  Income from discontinued operations........................      0.14        0.16
                                                               --------    --------
  Net income.................................................  $   0.66    $   0.84
                                                               ========    ========


Earnings per Common Share Assuming Full Dilution:
Weighted average common shares outstanding...................   190,698     189,441
  Weighted average common equivalent shares:
    Stock option and compensation plans......................     4,068       2,377
    Convertible debentures...................................     2,492       2,493
                                                               --------    --------
Weighted average common and common equivalent shares.........   197,258     194,311
                                                               ========    ========

Earnings per Common Share Assuming Full Dilution:
  Income from continuing operations..........................  $   0.52    $   0.68
  Income from discontinued operations........................      0.14        0.16
                                                               --------    --------
  Net income.................................................  $   0.66    $   0.84
                                                               ========    ========

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